UNITED STATES
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
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KNOVA SOFTWARE, INC.

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THIS FILING CONSISTS OF FREQUENTLY ASKED QUESTIONS POSTED ON KNOVA SOFTWARE, INC.’S WEBSITE.
FAQ: KNOVA Software Acquisition by M2M Holdings Inc.
Transaction Background
What was announced?
M2M Holdings Inc., the privately held holding company jointly owned by Battery Ventures VI LP and Thoma Cressey Equity Partners, today announced it has signed a definitive agreement to acquire KNOVA Software Inc. (OTC Bulletin Board: KNVS), a leading provider of intelligent customer experience applications, in an all-cash transaction valued at $5.00 per share, or approximately $47 million.
When will this transaction be completed?
At this time the transaction is expected to be completed in the first calendar quarter of 2007.
Why did M2M Holdings buy KNOVA Software?
The transaction is an important step for both companies as they continue to pursue their vision for profitable growth within an increasingly consolidating software market space.
In addition to an extended solution offering, both companies also gain broadened worldwide sales and services presence, greater coverage across numerous industry segments, and significant cross-selling opportunities across an expanded customer base.
M2M Holdings believes that KNOVA is particularly strong in several key areas:
•	Customer Base: KNOVA has highly satisfied customers after more than 200 successful implementations at some of the best known companies in the world.

•	Solution / Technology: KNOVA offers best-in-class, industry-leading Web self-service and service resolution management functionality, based on patented, state-of-the-art technology.

•	Product Fit: KNOVA’s product fits both as an enhancement to other third-party CRM platforms, and in conjunction with Onyx.

•	Execution: KNOVA is well-managed operationally, and has demonstrated an ability to grow while managing costs effectively.

•	Industry Fit: KNOVA has expertise in high technology and telecommunications, while Onyx is strongest in financial services, healthcare and government.

•	People: KNOVA has a talented team of industry, product and process experts.
What are the terms of the transaction?
M2M Holdings is acquiring all of the outstanding shares of KNOVA Software stock in an all-cash deal at a price of $5.00 per share, subject to shareholder approval and customary closing conditions. With just over 8.9 million shares outstanding, and accounting for conversion of in-the-money options, the value of the transaction is approximately $47 million. Additional details will be available in a proxy statement to be filed by KNOVA shortly with the SEC, and then a shareholder vote will be scheduled after SEC review.
Who is M2M Holdings, and why would KNOVA want to be acquired by M2M Holdings?

M2M Holdings is a private company backed by Battery Ventures and Thoma Cressey Equity Partners (TCEP). Battery Ventures has been involved with a number of successful companies, including: Akamai Technologies, FORE Systems, HNC Software, Infoseek, Nextel, Pixelworks, Vastera, and Witness Systems. TCEP is a specialized private equity investment firm, focused on industry consolidations in the enterprise and applications software markets. In addition to M2M Holdings, TCEP’s software investments include: Activant Solutions, Attachmate, Datatel, JDA Software, Prophet21, VECTORsgi, and Vision Solutions.
Some of the better known software businesses within M2M Holdings include Made2Manage Systems (ERP), Intuitive Manufacturing Systems (ERP), and Onyx Software Corporation (CRM). To date, M2M Holdings has acquired nine companies, representing total revenues in excess of $100 million, 4,300 customers, and more than 600 employees.
For KNOVA, the advantages of being part of M2M Holdings include:
•	More resources to execute organic growth and a selective M&A strategy within KNOVA’s markets.

•	The backing of well-funded major investors focused on consolidation and leadership in enterprise software.

•	The ability to focus on our customers and long-term growth, free from the overhead of being publicly held.
Is there anything that could prevent the transaction from closing?
A shareholder vote is required, with a minimum of 51 percent supporting the transaction. At this point, shareholders representing more than 41 percent of outstanding shares have already indicated they will vote in favor of the transaction. Other closing conditions include customary regulatory approval, and compliance with a range of customary representations and warranties related to our business.
Tell me about the ownership that makes up M2M Holdings.
Battery Ventures (Battery) is a shareholder of M2M Holdings and, since 1983, has been investing in technology and innovation worldwide. The firm partners with entrepreneurs and management teams across technology sectors, geographies and stages of a company’s life, from start-up and expansion financing, to growth equity and buyouts. Battery has supported many breakthrough companies around the world. Its current portfolio includes emerging firms such as Advent Solar, Netezza, Spot Runner, and Tejas Networks, as well as more established companies such as ITA Software, Made2Manage Systems, MetroPCS, and Nova Analytics. From offices in Boston, Silicon Valley and Israel, Battery manages more than $2 billion in committed capital. For more information, visit www.battery.com.
Thoma Cressey Equity Partners (TCEP) is a shareholder of M2M Holdings and a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 25 years. In the software industry, TCEP has amassed a portfolio of software earnings in excess of $300 million. TCEP’s investment focus is on companies in the software, healthcare, business services and consumer products industries. TCEP currently manages approximately $2 billion of equity capital.
Operations
How will KNOVA operate under M2M Holdings?
KNOVA will operate as a separate product line within M2M Holdings. KNOVA will have dedicated sales, product management, development, customer support, and professional services teams. These teams will continue to enhance, support, maintain and sell the KNOVA product line.
What will the relationship be with Onyx?
KNOVA and Onyx will be complementary product lines within the CRM division of M2M Holdings, each with their own dedicated resources. The two solutions will be able to work together on go-to-market planning, cross-sell activities, integration of the products, etc., but there will also be customer situations where one product is being deployed alongside a competitive offering from the sister company. Each of the products will retain their value propositions within the CRM market as stand-alone applications.
Once the transaction is complete, what changes can we expect for KNOVA?
M2M Holdings is just beginning an aggressive consolidation strategy within the CRM market. As this strategy unfolds, it will continue to enhance the KNOVA and Onyx product lines on a go-forward basis. This strategy will not only enhance and broaden the overall product offering of the individual CRM businesses, but it will also allow us to pursue customer opportunities where an end-to-end solution is required.
Constituents also will see KNOVA begin to apply best practices from the M2M Holdings operating model. For example, the very cornerstone of the M2M Holdings strategy is customer care. As part of that strategy, M2M Holdings has developed a number of tools, resources and best practices that seek to deeply understand customers’ businesses; that knowledge is then used to provide unsurpassed service and value.
Who will be managing KNOVA Software?
Bruce Armstrong, president and CEO of KNOVA, continues to lead KNOVA, and the existing executive team remains in place:
•	Tom Muise, CFO

•	Rich Nieset, Sr. VP of Global Field Operations

•	Sham Chotai, VP of Engineering and Support

•	Andy Feit, Chief Marketing Officer
Until close, it is business as usual for KNOVA. Following the close, the M2M Holdings and KNOVA Software management teams will be working together on KNOVA’s operating plan for 2007 and beyond. During that time, the teams will decide together on the best way to manage the business going forward.
Product
How will the transaction affect KNOVA’s approach to the market and product development plans?
KNOVA has just recently completed a major product update cycle, with the release of the new KNOVA 7 product in September. A service pack is currently in the final QA cycle, and a minor release has been well-defined beyond that. These plans will remain unchanged, although integration activities with the Onyx solutions will be evaluated as an additional feature of this next minor release, or of a future release.
In addition, effort will continue in the planning of version 8.

I hear Onyx wants to integrate with KNOVA. Will KNOVA still work with Siebel, Oracle CRM, SAP CRM, salesforce.com, Amdocs Clarify, BMC Remedy, etc.?
Yes! The transaction is about integrating a thriving business into the M2M Holdings family, and KNOVA’s business is based on adding value to any CRM platform.
Going forward, if a KNOVA customer does not have an existing CRM solution, the Onyx solution will be presented as a competitive option, but ultimately, each customer’s software selection will always be based on specific and unique requirements. KNOVA will continue to support all the popular CRM applications its customers are using.
After the acquisition, KNOVA will follow the M2M Holdings acquisition model, which ensures that each product line has dedicated sales, product management, development, customer support, and professional services teams. As a result, KNOVA’s attention to its customers and their integrated CRM solutions will not be diluted.
What about functionality overlap?
M2M Holdings does not believe there is significant functionality overlap between the KNOVA solution and any of its other businesses, including Onyx. In fact, just the opposite is true. KNOVA adds value as a knowledge management enhancement to any CRM system, including Onyx.
M2M Holdings holds a number of Microsoft-based products, and KNOVA is Java based. Will this affect the integration?
There are two primary technology stacks in the information technology area today: Microsoft and Java. KNOVA focuses on the Java stack and Onyx on the Microsoft stack. Most large organizations (i.e., the typical customers for both Onyx and KNOVA) have both technology stacks in their environments. Issues are not anticipated with technology adoption of either stack by customers. In the rare situations where a conflict exists, each of the products will retain their value propositions as stand-alone applications.
The extensive use of XML in the middleware of both products, along with the presence of a high-functioning integration module in each product, will ease the integration of KNOVA’s patent-protected intellectual property with the core functionality of Onyx.
Additionally, both Onyx and KNOVA are fully Service-Oriented Architecture (SOA) compliant and have open application programming interfaces (APIs), making it easy for companies to use either product, irrespective of their own technology stack.
Strategy
What will KNOVA’s strategy be as part of M2M Holdings?
KNOVA’s strategy remains substantially unchanged. M2M Holdings was interested in buying KNOVA’s successful operating company. The strategy of continued traction in KNOVA’s targeted verticals, extension into logical verticals that benefit similarly from the KNOVA solution, and expansion into international geographies has been KNOVA’s stated plan, and the company intends to stick to it.
Did KNOVA talk to any other companies regarding potential acquisition? What made M2M Holdings stand out?
KNOVA interacts with a range of companies to discuss integrations, partnerships, go-to-market plans, and potential strategic activities as a standard operating procedure. With well-managed financial operations, KNOVA was not in a position where the company had to do something at this time, or even in the future. However, the CRM market has been consolidating, and the benefits of a larger footprint were attractive as KNOVA looked to accelerate its growth.
KNOVA liked the M2M Holdings offer for many reasons, including:
•	M2M Holdings clearly values and intends to grow KNOVA’s already-thriving business.

•	The M2M Holdings operating model is based on the understanding that in order to be effective, each line of business needs independence in many areas.

•	As a parent company, M2M Holdings offers KNOVA economies of scale, expertise, and a wealth of resources.
Won’t a financial buyer just use the maintenance stream to drive near-term profits and then sell KNOVA?
Actually, quite the opposite is true. Private equity funded and managed companies have tremendous access to capital based on disciplined financial performance. When Battery founded M2M Holdings in August 2003 by acquiring and subsequently privatizing Made2Manage Systems, many onlookers had similar suppositions. However, what occurred instead was that Battery, TCEP, and CEO Jeff Tognoni spent a year developing a unique, customer-centric operating model that would successfully achieve both top- and bottom-line growth within a consolidating market.
The original Made2Manage Systems line business has grown organically over the last two years at an average rate of 11 percent. In addition, customer satisfaction ratings and product quality improved through a variety of initiatives, including the implementation of a customer account management model.
How will this transaction affect the international footprint of both companies?
M2M Holdings serves 4,300 customers from 40 office locations across North and South America, Europe, Asia, and the Middle East. KNOVA serves more than 200 customers from offices in the U.S. and in Europe. Expanding international presence is a key strategy for both M2M Holdings and KNOVA, so it is likely you’ll see continued investment in the existing channels.
Customers
Is this a good thing for customers?
Absolutely. M2M Holdings brings a number of resources to the table that will facilitate KNOVA’s growth. As a parent company, M2M Holdings offers KNOVA expertise and a wealth of resources, ranging from back-office support, to a well-funded investment team with M&A and operating expertise.
All these resources make KNOVA stronger than ever for its customers. As a product line within M2M Holdings, KNOVA will have access to these resources to enhance products, services, support infrastructure and operations.
Another advantage to KNOVA’s customers is access to a broadened pool of functionality and unique services across the M2M Holdings solution lines. In particular, KNOVA customers may find additional value from having access to the industry/CRM experts and robust product functionality of Onyx.

Finally, as KNOVA begins to apply M2M Holdings’ customer-centric operating model, customers will see an increased investment in KNOVA’s already high level of customer service and support. In addition to increasing communication with customers, KNOVA will seek to implement a variety of customer-centric programs and explore a broad range of services—some that might even seem nontraditional for a software vendor.
Can I expect the same level of customer support as in the past?
Actually, KNOVA expects this area to improve under M2M Holdings. The M2M Holdings business model places a high value on providing excellent customer service and support.
M2M Holdings’ focus on customer care has produced a number of industry-leading tools, resources, and business processes that will positively impact KNOVA’s customer-facing operations. What’s more, these tools, resources, and business processes are supported by a company culture that empowers, encourages and rewards its people for excellence in customer service.
Over time, you’ll see continued investment in and adjustments to KNOVA’s operations that will improve the level of support and service you receive today.
Will KNOVA continue to hold its annual user group?
Absolutely. KNOVA is planning a user conference for the fourth quarter of 2007. More details will be forthcoming.
Partners
What does all this mean for existing partners?
M2M Holdings values its partner network, which includes more than 30 value-added reseller locations across the globe. M2M Holdings understands that KNOVA integrators and consulting partners are a key part of delivering successful customer solutions, and intends to maintain reseller and consulting partnerships where best for the customers and market.
Technology/application partners will likewise continue to be core to both the KNOVA and M2M Holdings strategy. The KNOVA service resolution management application adds value to any CRM platform, and continued investment in these integrations is expected.

Important Additional Information Will Be Filed with the SEC
In connection with the proposed merger, KNOVA intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”), and will furnish to stockholders of KNOVA, such proxy statement. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, STOCKHOLDERS OF KNOVA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.
After filing with the SEC, the proxy statement and other relevant materials, and any other documents filed by KNOVA, may be obtained (when available) free of charge at the SEC’s website at www.sec.gov or at

KNOVA’s website at www.knova.com/about/ir.html. You may also read and copy any reports, statements and other information filed by KNOVA with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
KNOVA and certain of its directors, executive officers and other members of its management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed Merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in KNOVA’s proxy statements and Annual Reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the merger when it becomes available.

This document contains forward-looking statements, including statements about the potential benefits of the proposed acquisition to KNOVA stockholders, customers, partners and employees and about the expected closing of the proposed acquisition. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward looking statements. The risks and uncertainties include, but are not limited to, risks related to the transaction not being consummated or not being consummated within the expected time frame, and risks that the expected benefits of the proposed acquisition are not realized. These risks and other risks will be described in the proxy statement relating to the merger, and other risks are described in our Securities and Exchange Commission filings. Any forward-looking statements are based on information available to KNOVA today and KNOVA undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.